MANAGEMENT AGREEMENT

Management Agreement, between North Bay Resources Inc. (“North Bay”, or the “Company”), and The PAN Network (“PAN”), collectively referred to as “the Parties”, as of August 11, 2009.

1. For good consideration, the Company engages PAN on the following terms and conditions.

2. Term of Engagement. Subject to the provisions for termination set forth below, this agreement will commence immediately, retroactive to February 16, 2006, and automatically renew annually on January 1 each year until terminated by either party.  The Parties understand and agree that this agreement has been in effect since February 2006 subject to a verbal agreement between the Parties.

3. Consideration. The Company shall pay PAN a management fee $18,000 per month, which includes the services of Perry Leopold as CEO of North Bay.  Any monthly fees unpaid shall automatically accrue to Mr. Leopold’s Non-Qualified Deferred Compensation Plan (NQDC).

4. Services. The Company hereby engages PAN for the following services, which may be reasonably modified at the Parties’ discretion from time to time.

o Financial Services with expertise in Corporate Financing, Accounting, Corporate Filing and Bookkeeping;
o Project and Administrative Services;
o Resource Targeting, Acquisition, Development and Management Services;
o Marketing Services, Communications, Marketing Materials Management, Writing Services, Strategic Planning, Milestone Management and Critical Path Analysis.
o Online Services, including Web Site Hosting, Web Site Design, Web Site Maintenance, and Email Services.
o PAN shall also provide office and board room space, reception, utilities including electric, heat and air-conditioning,  landline phone/fax, computers, copiers, projectors, and miscellaneous services.

5. Confidentiality of Proprietary Information. PAN agrees, during or after the term of this engagement, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should PAN reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining PAN from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed, the right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against PAN for a breach or threatened breach of this condition, including the recovery of damages from PAN.

6. Reimbursement of Expenses. PAN may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse PAN not covered in this agreement for all business expenses after PAN presents an itemized account of expenditures, pursuant to Company policy.

7. Termination of Agreement. Unless terminated, this agreement shall automatically renew annually on January 1.  Without cause, either PAN or the Company may terminate this agreement at any time upon at least 30 days written notice prior to the end of the calendar year.

8. Settlement by Arbitration. Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction.

9. Limited Effect of Waiver by Company. Should Company waive breach of any provision of this agreement by PAN, that waiver will not operate or be construed as a waiver of further breach by PAN.

10. Limited Effect of Waiver by PAN. Should PAN waive breach of any provision of this agreement by the Company, that waiver will not operate or be construed as a waiver of further breach by the Company.

11. Severability. If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and PAN shall be deemed reinstated as if this agreement had not been executed.

12. Assumption of Agreement by Company's Successors and Assignees. The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.

Signed this 11th day of August 2009..

For The PAN Network

/s/ Perry Leopold
Perry Leopold, Owner

For North Bay Resources Inc.

/s/ Fred Michini
Fred Michini, Director